Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan of Lafarge North America Inc. of our reports dated February 4, 2005, with respect to the consolidated financial statements of Lafarge North America Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, Lafarge North America Inc. management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Lafarge North America Inc., and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
April 28, 2005